Exhibit 99.1

Dayton Superior Evaluates Strategic Alternatives and Options for Restructuring Indebtedness

DAYTON, Ohio--(BUSINESS WIRE)--January 15, 2009--Dayton Superior Corporation (NASDAQ: DSUP), the leading North American provider of specialized products for the nonresidential concrete construction market, today announced that it has retained Harris Williams & Co. to evaluate possible strategic alternatives to enhance stockholder value, including the possible sale of the Company or a controlling interest in the Company. Dayton Superior also announced that it has retained Morgan Stanley & Co. Incorporated to advise on options to refinance or otherwise restructure the Company’s outstanding indebtedness.

Dayton Superior previously announced the commencement of a private offer to exchange its Senior Subordinated Notes due June 15, 2009 in a private placement for an equal amount of newly issued Senior Secured Notes due September 2014, which expires on February 13, 2009 at 11:59 p.m., EST. The holders of the Senior Subordinated Notes have retained Imperial Capital, LLC to represent them, and Morgan Stanley has been engaged in discussions with Imperial Capital related to restructuring the Senior Subordinated Notes.

Dayton Superior can provide no assurance that the process to explore strategic alternatives will result in any changes to the Company’s current business plans or in a transaction or that the process to restructure the Company’s indebtedness will be successful. The Company does not intend to disclose developments regarding these initiatives unless and until a definitive agreement is entered into or the Board of Directors determines to terminate one or both processes.

ABOUT DAYTON SUPERIOR CORPORATION

Dayton Superior is the leading North American provider of specialized products consumed in nonresidential, concrete construction, and we are the largest concrete forming and shoring rental company serving the domestic, nonresidential construction market. Our products can be found on construction sites nationwide and are used in nonresidential construction projects, including: infrastructure projects, such as highways, bridges, airports, power plants and water management projects; institutional projects, such as schools, stadiums, hospitals and government buildings; and commercial projects, such as retail stores, offices and recreational, distribution and manufacturing facilities.

Note: Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation):

  Depressed or fluctuating market conditions for the Company’s products and services;
  operating restrictions imposed by the Company’s existing debt;
  increased raw material costs and operating expenses;
  the ability to increase manufacturing efficiency, leverage purchasing power and broaden the Company’s distribution network;
  the competitive nature of the nonresidential construction industry in general, as well as specific market areas.

This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission.

CONTACT:
Dayton Superior Corporation
Edward J. Puisis, 937-428-7172
Executive Vice President & CFO
Fax: 937-428-9115